Exhibit 10.8

                        AMENDMENT TO EMPLOYMENT AGREEMENT

         This Amendment (this "Amendment") to the Employment Agreement effective as of April 5, 2004 (the "Employment Agreement") between Thomas Oliveri (the "Executive") and Global Payment Technologies, Inc. (the "Company"), is dated as of December 14, 2005.

         WHEREAS, the parties desire to amend the Employment Agreement; and

         NOW THEREFORE, the Company and the Executive agree as follows:

1. Section 2.1 of the Employment Agreement is hereby amended in its entirety to read as follows:

         2.1 Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive as Executive Vice President and Chief Operating Officer of the Company with the responsibility for the performance of such duties, consistent with such positions and the By-Laws of the Company and as may be from time to time assigned to him by the Board of Directors (the "Board of Directors") and the Chief Executive Officer of the Company. Executive hereby accepts such employment.

2. Section 2.2 of the Employment Agreement is amended in its entirety to read as follows:

         2.2 The terms of this Agreement shall commence on the effective date of this Agreement and shall continue until November 7, 2006, unless earlier terminated as hereinafter provided. The period of Executive's employment hereunder shall hereinafter be referred to as the "Employment Term".

3. Section 3 of the Employment Agreement is hereby amended in its entirety to read as follows:

         3.       SALARY

         Effective December 1, 2005, Executive shall receive a Base Salary ("Base Salary") at the rate of $200,000 per year, less applicable withholdings and deductions, payable in accordance with the Company's regular payroll practices for senior executives of the Company provided that for the purposes of
Section 8.4 of the Employment Agreement, Base Salary shall be deemed to be $255,000.

4. Section 6 of the Employment Agreement is hereby amended in its entirety to read as follows:

         6. Termination Under Certain Conditions:

         Except as otherwise provided in Section 8 hereof, in the event that Executive's employment is terminated by the Company other than for "Cause" (as hereinafter defined or Executive terminates his employment for "Good Reason" (as hereinafter defined) prior to the end of the Employment Term, Executive shall be

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                                                                    Exhibit 10.8

entitled to receive in lieu of any and all other payments, a severance payment in an aggregate amount equal to (1) Executive's yearly Base Salary in effect on the date of his termination multiplied by 1.5 (i.e. for each $1.00 of Base Salary Executive would receive $1.50) plus (2) an amount equal to the Discretionary Bonus, if any, projected by the Board of Directors for the fiscal year in which termination occurs (subject to the terms and conditions of Section
4), and, in the case of the Discretionary Bonus only, pro rated by a fraction, the numerator of which shall be the actual number of days elapsed in the current fiscal year and denominator of which shall be 365. If the Executive is employed by the Company at the end of the Employment Term, then Executive shall be entitled to receive in lieu of any and all other payments, a severance payment in an aggregate amount equal to (1) Executive's yearly Base Salary in effect on the date of his termination plus (2) an amount equal to the Discretionary Bonus, if any, projected by the Board of Directors for the fiscal year in which termination occurs (subject to the terms and conditions of Section 4), and, in the case of the Discretionary Bonus only, pro rated by a fraction, the numerator of which shall be the actual number of days elapsed in the current fiscal year and denominator of which shall be 365. Any payment provided to Executive under the terms of this Section 6 is referred to herein as a "Severance Payment". The Severance Payment shall be payable to Executive in equal installments in accordance with the Company's normal payroll practices as if Executive were still employed by the Company over a period of eighteen (18) months if termination is by the Company other than for Cause or by the Executive for Good Reason or twelve (12) months otherwise. In addition to the Severance Payment, Executive shall be entitled to receive all benefits set forth in Section 7.1 on terms and conditions no less favorable to the Executive than those in effect immediately prior to the Executive's termination during the period that the Severance Payment is payable to him.

5. Section 9.1(i) of the Employment Agreement is hereby amended in its entirety to read as follows:

         (i) The assignment to Executive by the Company of duties inconsistent with those of an Executive Vice President and Chief Operating Officer (including status, titles, offices and lines of reporting), except in connection with the termination of Executive's employment for Cause (in accordance with Section 10 hereof), disability (as defined in Section 10.2(c) below), or as a result of Executive's death or termination by Executive other than for Good Reason;

6. All remaining terms of the Employment Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the Executive has executed this Amendment and the Company has caused this Amendment to be executed by a duly authorized officer and to become effective as of the day and year first written above.

                                       GLOBAL PAYMENT TECHNOLOGIES, INC.

                                       By:
                                          ---------------------------------
                                             Name:  Stephen Nevitt
                                             Title:  President / CEO

                                       ------------------------------------
                                       Thomas Oliveri